Exhibit 99.1

Press Release

For further information:

Contact:

John Woolford

Westwicke Partners, LLC

443-213-0506

john.woolford@westwickepartners.com

EXACT Sciences Corporation Appoints Michael Singer to Board of Directors

MARLBOROUGH, Mass – November 25, 2008 – EXACT Sciences Corporation (NASDAQ: EXAS) announced today that Michael E. Singer has joined its Board of Directors effective November 23, 2008.

Patrick J. Zenner, Chairman of the Board of EXACT, stated, “On behalf of the EXACT Board of Directors, I am pleased to welcome Michael to our Board.  He is a proven deal-maker with extensive healthcare transactional experience and brings an additional fresh perspective as well as added expertise to the strategic process currently underway.”

Mr. Singer is Chief Executive Officer of The BrainScope Company, Inc., a privately held neurotechnology company.  He has held executive level positions at Revolution LLC, where he was instrumental in the recent merger of Revolution Health with Waterfront Media, at Microsoft Corporation and at Data Critical Corporation, where he was also a member of the Board of Directors and which was sold to General Electric.  Previously, Mr. Singer worked as a Mergers & Acquisitions investment banker at New York-based Wolfensohn & Co.  He has direct experience with a wide variety of strategic transactions.   Mr. Singer holds a Ph.D. degree from the London School of Economics.

Mr. Singer stated, “I am excited to join the Board of a company that has been a pioneer in molecular diagnostics since the mid-1990’s.  With a formidable portfolio of intellectual property in non-invasive prenatal diagnostics and non-invasive colorectal and aerodigestive cancer screening, I believe that EXACT has largely unrecognized key assets, particularly in the prenatal diagnostics space, that can create a strong platform for growth in this emerging area of healthcare. Couple this with the recent American Cancer Society endorsement, the commercial launch of ColoSure by LabCorp, and the Company’s long-standing relationships with scientific pioneers at Johns Hopkins University, Case Western Reserve University and other leading medical institutions, and my decision to join this Board of Directors was an easy one.”

Jeffrey R. Luber, President and Chief Executive Officer of EXACT, commented, “We are fortunate to have Mr. Singer join the Board at this stage of our strategic process.  In addition to being a long-time shareholder of the Company, he brings multi-faceted M&A, licensing, and partnership deal experience that can be a significant asset in our pursuit of a strategic transaction.”

About EXACT Sciences Corporation

EXACT Sciences Corporation uses applied genomics to develop patient-friendly screening technologies for use in the detection of cancer.  The Company has 115 patents in the United States and abroad, with key intellectual property assets applicable to the field of reproductive health and oncology.  EXACT maintains an exclusive license agreement in the United States and Canada with Laboratory Corporation of America® Holdings (LabCorp®) allowing LabCorp to offer a testing service based on certain of EXACT Sciences’ intellectual property.  EXACT continues to retain rights to offer a testing service itself within the United States, to develop a U.S. Food and Drug Administration cleared or approved in vitro diagnostic test kit, and rights to license its technologies outside of the United States and Canada.  EXACT Sciences’ stool-based DNA technology is included in the colorectal cancer screening guidelines of the American Cancer Society and the U.S. Multi-Society Task Force on Colorectal Cancer (a group comprised of representatives from the American College of Gastroenterology, American Gastroenterological Association, and American Society for Gastrointestinal Endoscopy), and the American College of Radiology. EXACT Sciences is based in Marlborough, Mass.

Certain statements made in this press release that are not based on historical information are express or implied forward-looking statements relating to, among other things, EXACT Sciences’ expectations concerning, among other things, its corporate strategy and strategic process, and the strength and application of its intellectual property estate. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond EXACT Sciences’ control, and which could cause actual results to differ materially from those contemplated in these forward-looking statements. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. EXACT Sciences undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional disclosure regarding these and other risks faced by EXACT Sciences, see the disclosure contained in EXACT Sciences’ public filings with the Securities and Exchange Commission including, without limitation, its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q.

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